GreenSky, Inc. Reports Strong First Quarter Profitability
Record First Quarter Adjusted EBITDA
Raises Full Year Guidance

Revenue of $125.2 million
Net Income of $12.1 million; Diluted EPS of $0.05
Adjusted Pro Forma Net Income of $15.2 million; Adjusted Pro Forma Diluted EPS of $0.08
Adjusted EBITDA of $35.1 million

ATLANTA – (BUSINESS WIRE) – May 4, 2021 – GreenSky, Inc. (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the first quarter ended March 31, 2021.

“I am delighted to share that GreenSky’s strong performance for the first quarter of the year has us on an early pace to materially exceed our 2021 performance goals,” said David Zalik, GreenSky’s Chairman and CEO. “During the first quarter, we delivered strong profitability across all key metrics and are encouraged by the continued momentum in transaction volume growth. Specifically, our Home Improvement business saw a record amount of first quarter application approvals, while our Elective Healthcare business continued to restore and normalize. Enterprise-wide transaction volume was up 28% from February to March, compared to 21% for the same period in 2019, reflecting accelerated growth compared to pre-pandemic levels. Moreover, during the quarter we enjoyed tremendous Home Improvement new merchant enrollments in the windows & doors, HVAC, roofing and kitchen and bath categories, positioning us for exceptional volumes in the coming quarters.” Zalik continued, “For the first quarter, when compared to the first quarter of 2020, GreenSky’s Net Income increased by $23 million, Pro Forma Net Income increased by $24 million and Adjusted EBITDA more than doubled to a record $35 million, reflecting a first quarter Adjusted EBITDA margin of 28%.”
Andrew Kang, Chief Financial Officer, said, “Building off a successful launch to grow and diversify our funding in 2020, through the first four months of 2021, we have completed an additional $2.3 billion in new funding initiatives across a diverse set of investors and with improved economics compared to 2020. We increased the commitment of our existing forward flow agreement, completed additional loan sales in the quarter and increased our bank waterfall commitment with an existing, long-standing bank partner and extended that commitment for an additional 2 years.” Mr. Kang continued, “Our strong first quarter results were driven by an 11% year-over-year improvement in Cost of Revenue and the ongoing positive credit performance of our servicing portfolio, which has us well positioned to exceed budget for the full year. As a result, we are raising our 2021 net income and Adjusted EBITDA guidance.”

First Quarter Financial Highlights:

•Transaction Volume: First quarter transaction volume was $1.3 billion, compared to $1.4 billion in the first quarter of 2020, as supply chains continued to normalize, and application momentum continued to build throughout the quarter. This momentum continued into the month of April, which saw monthly transaction volume exceed April 2020 transaction volume by 38%.

•Transaction Fee Rate: The average transaction fee rate was 6.61% in the first quarter, an increase of 6 basis points from an average transaction fee rate of 6.55% in the first quarter of 2020. Excluding certain sponsor rebates that have been consistent in the first quarter, the average transaction fee rate was 6.89%.

•Revenue: First quarter total revenue increased 3% year-over-year, from $121.9 million to $125.2 million.
▪Transaction fee revenue was $85.7 million compared to $89.9 million in the first quarter of 2020.

▪Total servicing revenue increased 11% to $34.7 million. Servicing fees earned during the quarter decreased due to an average servicing fee rate of 1.17% compared to 1.29% in the first quarter of 2020, reflecting changes in the composition of our servicing portfolio, while the fair value change of our servicing asset in the first quarter of 2021 increased servicing revenue by $5.4 million when compared to the same quarter of 2020 due to improved portfolio performance and faster prepayments.
▪Interest and other revenue increased to $4.8 million from $690 thousand for the first quarter of 2020, primarily related to interest income earned on loan receivables held for sale.

•Cost of Revenue: Total cost of revenue decreased $8.3 million, or 11%, compared to the first quarter of 2020, primarily due to the diversification of our funding model and higher incentive payments received from our bank partners.

•Credit Quality: The weighted-average FICO score for originations in the first quarter of 2021 increased to 782, from 773 in the first quarter of 2020. Credit performance continued to be very strong with March 31, 2021 thirty-day plus delinquencies of 0.76%, versus 1.23% at March 31, 2020.

•Net Income and Diluted Earnings per Share: For the first quarter of 2021, the Company recognized net income of $12.1 million compared to a net loss of $(10.9) million for the same period of 2020, resulting in diluted earnings per share of $0.05, compared to diluted earnings per share of $(0.05) in the first quarter of 2020.

•Adjusted Pro Forma Net Income and Adjusted Earnings per Share (1): For the first quarter of 2021, the Company recognized adjusted pro forma net income of $15.2 million compared to $(8.4) million for the first quarter of 2020, which resulted in adjusted pro forma diluted earnings per share of $0.08, compared to $(0.05) for the first quarter of 2020.

•Adjusted EBITDA(1): First quarter Adjusted EBITDA was $35.1 million, an increase of 105% from $17.1 million for the first quarter in 2020. Adjusted EBITDA margin improved to 28% in the first quarter of 2021, up from 14% in the first quarter of 2020.

(1) Adjusted Pro Forma Net Income, Adjusted Pro Forma Diluted Earnings per Share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.

Business Updates:

•Merchants: During the quarter, GreenSky solidified its market leading position in the Windows and Doors business segment by expanding its strategic relationship with one of our largest sponsors.

•Funding: Through the first four months of 2021, GreenSky completed an additional $2.3 billion in new funding initiatives. In the first quarter, the Company executed asset sales of approximately $315 million and closed a $1 billion, 1-year forward flow agreement with a global life insurance company. Subsequent to quarter-end, the forward flow commitment was further increased by $500 million to a total $1.5 billion. Additionally, the Company increased an existing bank partner’s funding commitment by $500 million to a total $2.0 billion and extended that commitment for another two years into the fourth quarter of 2023.

•Liquidity: At March 31, 2021, the Company had $296 million available corporate liquidity, consisting of unrestricted cash of $196 million, a $49 million increase from December 31, 2020, and $100 million available under a revolving credit facility.

•COVID-19 Assistance: The balances of loans remaining in COVID-19 payment deferral status declined materially, representing approximately 0.21%, or less than $20 million, of the total $9.3 billion in loans serviced on our platform as of March 31, 2021, contrasted with 0.80% of total loans serviced on our platform at December 31, 2020.

•Legal Proceedings: In April, the Company entered into a binding memorandum of understanding to settle its outstanding IPO litigation in its entirety, which settlement is subject to court approval. Substantially all amounts payable under the proposed settlement will be paid by the Company’s insurers.

Updated 2021 Guidance:

•GreenSky's updated 2021 guidance is as follows:
◦Transaction volume of $6.2 billion to $6.5 billion
◦Revenues of $560 to $570 million
◦Net Income of $35 million to $45 million
◦Adjusted EBITDA of $95 million to $105 million
◦Adjusted EBITDA Margin of 17% to 19%

Conference call and webcast:

As previously announced, the Company’s management will host a conference call to discuss first quarter 2021 results at 9:00 a.m. ET on May 5, 2021. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliation of non-GAAP measures to their most directly comparable GAAP measure, can be accessed through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within 2 hours of the completion of the call and will be archived at the same location for one year.

About GreenSky, Inc.

GreenSky, Inc. (NASDAQ: GSKY), headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage our technology to provide loans to super-prime and prime consumers nationwide. We currently service a $9.3 billion loan portfolio, and since our inception, approximately 3.9 million consumers have financed approximately $29 billion of commerce using our paperless, real time “apply and buy” technology. For more information, visit https://www.greensky.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, its operations; and 2021 performance and financial guidance. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the extent and duration of the COVID-19 pandemic and its impact on the Company, its bank partners and merchants, GreenSky program borrowers, loan demand (including, in particular, for elective healthcare procedures), the capital markets (including the Company's ability to obtain additional funding or facilitate additional whole loan or loan participation sales) and the economy in general; the Company's ability to retain existing, and attract new, merchants and bank partners or other funding sources, including the risk that one or more bank partners do not renew their funding commitments or reduce existing commitments; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the outcome of litigation and regulatory matters; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and the Company's ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Pro Forma Net Income, and Adjusted Pro Forma Diluted Earnings Per Share, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that Adjusted EBITDA and Adjusted EBITDA Margin are key financial indicators of our business performance over the long term and provide useful information regarding whether cash provided by operating activities is sufficient to maintain and grow our business. We believe that this methodology for determining Adjusted EBITDA and Adjusted EBITDA Margin can provide useful supplemental information to help investors better understand the economics of our platform. We believe that Adjusted Pro Forma Net Income is a useful measure because it makes our results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation.

We are presenting these non-GAAP measures to assist investors in evaluating our financial performance and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contact:
Brinker Dailey
470.284.7017
investors@greensky.com

(tables follow)

GreenSky, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except share data)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$196,298	$147,775
Restricted cash	300,414	319,879
Loan receivables held for sale, net	342,943	571,415
Accounts receivable, net of allowance of $431 and $313, respectively	18,489	21,958
Property, equipment and software, net	21,826	21,452
Deferred tax assets, net	386,116	387,951
Other assets	88,333	52,643
Total assets	$1,354,419	$1,523,073

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$31,117	$15,418
Accrued compensation and benefits	10,299	13,666
Other accrued expenses	12,115	5,207
Finance charge reversal liability	167,436	185,134
Term loan	452,269	452,806
Warehouse facility	295,877	502,830
Tax receivable agreement liability	310,624	310,425
Financial guarantee liability	124,217	131,894
Other liabilities	112,629	81,169
Total liabilities	1,516,583	1,698,549

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, $0.01 par value and 93,461,197 shares issued and 78,405,311 shares outstanding at March 31, 2021 and 91,317,225 shares issued and 76,734,106 shares outstanding at December 31, 2020	933	912
Class B common stock, $0.001 par value and 106,059,097 shares issued and outstanding at March 31, 2021 and 106,165,105 shares issued and outstanding at December 31, 2020	107	107
Additional paid-in capital	112,534	110,938
Retained earnings	37,506	33,751
Treasury stock	(147,918)	(147,360)
Accumulated other comprehensive income (loss)	(3,712)	(4,340)
Noncontrolling interests	(161,614)	(169,484)
Total equity (deficit)	(162,164)	(175,476)
Total liabilities and equity (deficit)	$1,354,419	$1,523,073

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue
Transaction fees	$85,657	$89,884
Servicing	34,667	31,283
Interest and other	4,848	690
Total revenue	125,172	121,857
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	63,997	72,305
Compensation and benefits	22,473	22,164
Property, office and technology	4,459	3,921
Depreciation and amortization	3,316	2,445
Sales, general and administrative	14,642	9,929
Financial guarantee expense (benefit)	(3,883)	18,408
Related party	452	477
Total costs and expenses	105,456	129,649
Operating profit	19,716	(7,792)
Other income (expense), net
Interest and dividend income	137	622
Interest expense	(6,614)	(5,620)
Other gains (losses), net	758	976
Total other income (expense), net	(5,719)	(4,022)
Income (loss) before income tax expense (benefit)	13,997	(11,814)
Income tax expense (benefit)	1,872	(895)
Net income (loss)	$12,125	$(10,919)
Less: Net income (loss) attributable to noncontrolling interests	8,327	(7,585)
Net income (loss) attributable to GreenSky, Inc.	$3,798	$(3,334)

Earnings per share of Class A common stock:
Basic	$0.05	$(0.05)
Diluted	$0.05	$(0.05)

Weighted average shares of Class A common stock outstanding:
Basic	71,859,110	63,650,697
Diluted	179,532,426	63,650,697

GreenSky, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$12,125	$(10,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,316	2,445
Share-based compensation expense	3,707	3,495
Equity-based payments to non-employees	4	4
Fair value change in servicing assets and liabilities	(7,505)	(2,306)
Operating lease liability payments	(37)	(145)
Financial guarantee expense (benefit)	(7,677)	18,408
Amortization of debt related costs	847	416
Original issuance discount on term loan payment	(18)	(10)
Income tax expense (benefit)	1,870	(895)
Loss on remeasurement of tax receivable agreement liability	—	—
Impairment losses	—	72
Mark to market on loan receivables held for sale	3,466	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	225,006	30,867
(Increase) decrease in accounts receivable	3,469	428
(Increase) decrease in other assets	(30,099)	418
Increase (decrease) in accounts payable	15,699	7,941
Increase (decrease) in finance charge reversal liability	(17,698)	7,123
Increase (decrease) in guarantee liability	(3,794)	—
Increase (decrease) in other liabilities	42,454	(16,295)
Net cash provided by operating activities	245,135	41,047
Cash flows from investing activities
Purchases of property, equipment and software	(3,452)	(3,354)
Net cash used in investing activities	(3,452)	(3,354)
Cash flows from financing activities
Proceeds from term loan	—	—
Repayments of term loan	(1,170)	(990)
Proceeds from Warehouse facility	31,917	—
Repayments of Warehouse facility	(238,870)	—
Class A common stock repurchases	—	—
Member distributions	(4,529)	(32,798)
Payments under tax receivable agreement	—	—
Proceeds from option exercises	27	—
Payment of option exercise taxes	—	(73)
Payment of taxes on Class B common stock exchanges	—	—
Net cash used in financing activities	(212,625)	(33,861)
Net increase (decrease) in cash and cash equivalents and restricted cash	29,058	3,832
Cash and cash equivalents and restricted cash at beginning of period	467,654	445,841
Cash and cash equivalents and restricted cash at end of period	$496,712	$449,673

Supplemental non-cash investing and financing activities
Distributions accrued but not paid	1,995	4,317
Capitalized software costs accrued but not paid	395	66
Tax withholding on equity awards accrued but not paid	600	654

Reconciliation of Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$12,125	$(10,919)
Interest expense(1)	6,614	5,620
Income tax expense (benefit)	1,872	(895)
Depreciation and amortization	3,316	2,445
Share-based compensation expense(2)	3,712	3,499
Financial guarantee liability - Escrow(3)	—	18,408
Servicing asset and liability changes(4)	(7,505)	(2,306)
Mark-to-market on sales facilitation obligations(5)	8,608	—
Transaction and non-recurring expenses(6)	6,340	1,233
Adjusted EBITDA	$35,082	$17,085
Total revenue	$125,172	$121,857
Adjusted EBITDA Margin	28.0%	14.0%

(1)Interest expense on the Warehouse Facility and interest income on the loan receivables held for sale are not included in the adjustment above as amounts are components of cost of revenue and revenue, respectively.
(2)See Note 12 to the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 for additional discussion of share-based compensation.
(3)Includes non-cash charges related to our financial guarantee arrangements with our ongoing Bank Partners, which are primarily a function of new loans facilitated on our platform during the period increasing the contractual escrow balance and the associated financial guarantee liability. In the fourth quarter of 2020, due to expectations that some of these financial guarantees may require cash settlement, the Company discontinued adjusting EBITDA for financial guarantees.
(4)Includes the non-cash changes in the fair value of servicing assets and liabilities related to our servicing arrangements with Bank Partners and other contractual arrangements.
(5)Mark-to-market on sales facilitation obligations reflects changes in the fair value in the embedded derivative for sales facilitation obligations. The changes in fair value are recognized as a mark-to-market expense in cost of revenue for the period. See Note 3 to the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 for additional discussion.
(6)The three months ended March 31, 2021 primarily includes legal fees associated with IPO litigation and regulatory matter. The three months ended March 31, 2020, includes legal fees associated with IPO litigation and professional fees associated with our strategic alternatives review process.

Reconciliation of Adjusted Pro Forma Net Income
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$12,125	$(10,919)
Transaction and non-recurring expenses(1)	6,340	1,233
Incremental pro forma tax expense(2)	(3,263)	1,283
Adjusted Pro Forma Net Income	$15,202	$(8,403)

(1)The three months ended March 31, 2021 primarily includes legal fees associated with IPO litigation and regulatory matter. The three months ended March 31, 2020, includes legal fees associated with IPO litigation and professional fees associated with our strategic alternatives review process.
(2)Represents the incremental tax effect on net income, adjusted for transaction and non-recurring expenses, assuming that all consolidated net income was subject to corporate taxation at a full year effective tax rate of 25.25% and 20.58% for the three months ended March 31, 2021 and 2020, respectively.

Reconciliation of Adjusted Pro Forma Diluted EPS
(Dollars in thousands)

	Three Months Ended March 31,
	2021	2020
GAAP Diluted EPS	$0.05	$(0.05)
Transaction and non-recurring expenses	0.04	0.01
Incremental pro forma tax expense(1)	(0.01)	(0.01)
Adjusted Pro Forma Diluted EPS(2)	$0.08	$(0.05)

Weighted average shares of Class A common stock outstanding – diluted	179,532,426	63,650,697

(1)Represents the incremental tax effect on GAAP diluted EPS of the items noted above, and assuming that all consolidated net income was subject to corporate taxation for the periods presented at a full year effective tax rate of 25.25% and 20.58% for the three months ended March 31, 2021 and 2020, respectively.
(2)Adjusted Pro Forma Diluted EPS represents Adjusted Pro Forma Net Income divided by GAAP weighted average diluted shares outstanding.